UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
Diana Shipping Inc.
(Exact Name of Registrant as Specified in Its Charter)
Republic of the Marshall Islands	N/A
(State of Incorporation or Organization)	(IRS Employer Identification No.)
Pendelis 16, 175 64 Palaio Faliro Athens, Greece
(Address of Principal Executive Offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:
Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock, $0.01 par value Preferred Stock Purchase Rights under Stockholders Rights Agreement	The New York Stock Exchange The New York Stock Exchange
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c) please check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(d), please check the following box. ☐
Securities Act registration statement file number to which this form relates: N/A
Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Class)

EXPLANATORY NOTE

This Form 8-A12B/A is being filed by Diana Shipping Inc. (the “Company”) to amend and supplement the original Form 8-A12B filed by the Company with the Securities and Exchange Commission on January 15, 2016 (the “Original Form 8-A”).

Item 1.	Description of Registrant’s Securities to be Registered.
This description amends the Original Form 8-A relating to the preferred stock purchase rights (the “Rights”) issued pursuant to the Stockholders Rights Agreement dated as of January 15, 2016 (the “Original Rights Agreement”), by and between the Company and Computershare Trust Company, N.A., as rights agent.
On February 2, 2024, the Company’s board of directors approved an amended and restated Stockholders Rights Agreement (the “Rights Agreement”) which, among other things, amends the Original Rights Agreement to extend the expiration date of the Rights Agreement to February 1, 2034.
The foregoing description of the Rights Agreement and the Rights does not purport to be complete and is qualified in its entirety by reference to Exhibits 3.1 and 4.1.

Item 2.	Exhibits.
Exhibit
3.1
Certificate of Designations of Rights, Preferences and Privileges of Series A Participating Preferred Stock, dated February 21, 2005 (incorporated by reference to Exhibit 3.1 to the Report on Form 8-A12B filed by the Company with the Securities and Exchange Commission on January 15, 2016).

4.1	Amended and Restated Stockholders Rights Agreement, dated as of February 2, 2024.

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: February 2, 2024	DIANA SHIPPING INC. By: /s/ Anastasios Margaronis Name: Anastasios Margaronis Title: President